Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of Nimble Storage, Inc. and to the incorporation by reference therein of our report dated April 17, 2014, with respect to the consolidated financial statements of Nimble Storage, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 9, 2014